Exhibit 99.1

Veteran Financial Expert Rejoins Superconductor Technologies Board of Directors

AUSTIN, Texas, Dec. 27, 2017 (GLOBE NEWSWIRE) -- Superconductor Technologies Inc. (STI) (Nasdaq:SCON) announced the appointment of David Vellequette to its board of directors effective December 26, 2017. Vellequette, 61, previously served on STI’s board from 2007 to 2014.

“David’s strong background in innovative technology companies will be a significant asset as we implement our strategy to commercialize Conductus® wire’s unique HTS technology,” stated Jeff Quiram, STI’s president and CEO. “We are very pleased to welcome back such a distinguished member to our Board.”

“STI’s next generation HTS wire addresses a growing market opportunity,” stated Mr. Vellequette. “I’m excited to rejoin STI’s board and I look forward to helping position the company for the future, including capitalizing on the numerous applications for our world class Conductus wire for existing and emerging next generation applications.”

Vellequette will serve as Chairman of the Audit Committee and is also designated as STI’s financial expert as defined by The Securities and Exchange Commission (SEC) and NASDAQ guidelines.

Also, effective December 26th Dan L. Halvorson has resigned from STI’s board of directors as a condition of the terms of his new employment position. Accordingly, STI’s board will continue to have four members.

Mr. Quiram added, “I would like to thank Dan for his many valuable contributions during his tenure on the board of directors. We wish him well as he pursues his new, exciting opportunity.”

David Vellequette most recently served as Senior Vice President of Finance of Avaya, a global provider of business collaboration and communications solutions. Previously, he served as Avaya’s senior vice president, chief financial officer from October 1, 2012 through October 23, 2017. From 2005 to 2012, he was chief financial officer of JDS Uniphase, Inc., a telecommunications equipment company. He joined JDS Uniphase as Vice President and Operations Controller in 2004. From 2002 to 2004, he served as Vice President of Worldwide Sales and Service Operations at Openwave Systems, Inc., an independent provider of software solutions for the mobile communications and media industries. From 1992 and 2002, Mr. Vellequette held positions of increasing responsibility at Cisco Systems, first as Corporate Controller of StrataCom Corporation (acquired by Cisco in 1996) and from 2000 as Vice President of Finance. From 1984 to 1992, Mr. Vellequette was Corporate Controller of Altera Corporation, a supplier of programmable silicon solutions to the electronics industry. Mr. Vellequette began his finance career as an auditor with Ernst & Young. He holds a B.S. in Accounting from the University of California, Berkeley, and is a CPA.

About Superconductor Technologies Inc. (STI)
Superconductor Technologies Inc. is a global leader in superconducting innovation. Its Conductus® superconducting wire platform offers high performance, cost-effective and scalable superconducting wire. With 100 times the current carrying capacity of conventional copper and aluminum, superconducting wire offers zero resistance with extreme high current density. This provides a significant benefit for electric power transmission and also enables much smaller or more powerful magnets for motors, generators, energy storage and medical equipment. Since 1987, STI has led innovation in HTS materials, developing more than 100 patents as well as proprietary trade secrets and manufacturing expertise. For more than 20 years STI utilized its unique HTS manufacturing process for solutions to maximize capacity utilization and coverage for Tier 1 telecommunications operators. Headquartered in Austin, TX, Superconductor Technologies Inc.'s common stock is listed on the NASDAQ Capital Market under the ticker symbol “SCON.” For more information about STI, please visit http://www.suptech.com.

Safe Harbor Statement
Statements in this press release regarding our business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors, which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include, but are not limited to: our limited cash and a history of losses; our need to materially grow our revenues from commercial operations and/or to raise additional capital (which financing may not be available on acceptable terms or at all) in the very near future, before cash reserves are depleted (which reserves are expected to be sufficient into the first quarter of 2017), to implement our current business plan and maintain our viability; the performance and use of our equipment to produce wire in accordance with our timetable; overcoming technical challenges in attaining milestones to develop and manufacture commercial lengths of our HTS wire; the possibility of delays in customer evaluation and acceptance of our HTS wire; the limited number of potential customers and customer pressures on the selling prices of our products; the limited number of suppliers for some of our components and our HTS wire; there being no significant backlog from quarter to quarter; our market being characterized by rapidly advancing technology; the impact of competitive products, technologies and pricing; manufacturing capacity constraints and difficulties; the impact of any financing activity on the level of our stock price; the dilutive impact of any issuances of securities to raise capital; the steps required to maintain the listing of our common stock with a U.S. national securities exchange and the impact on the liquidity and trading price of our common stock if we fail to maintain such listing; the cost and uncertainty from compliance with environmental regulations; and local, regional, and national and international economic conditions and events and the impact they may have on us and our customers.

Forward-looking statements can be affected by many other factors, including, those described in the "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of STI's Annual Report on Form 10-K for the year ended December 31, 2016 and in STI's other public filings. These documents are available online at STI's website, www.suptech.com, or through the SEC's website, www.sec.gov. Forward-looking statements are based on information presently available to senior management, and STI has not assumed any duty to update any forward-looking statements.

Investor Relations Contact
Cathy Mattison or Kirsten Chapman
LHA      +1-415-433-3777       invest@suptech.com